Exhibit 99.1 News Release
Release: Immediate	Contact:	Ronda J. Williams 312-706-3232
Oil-Dri Announces First Quarter Results For Fiscal 2011

CHICAGO – (December 8, 2010) – Oil-Dri Corporation of America (NYSE: ODC) today announced net sales for the first quarter of $56,285,000, a 5% increase compared with net sales of $53,404,000 for the previous fiscal year.  Net income for the first quarter was $2,519,000, or $0.35 per diluted share, a 17% increase compared with net income of $2,194,000, or $0.30 per diluted share one year ago.

First Quarter Review
President and Chief Executive Officer Daniel S. Jaffee said, “Our business performed well during the first quarter with net sales increases in both reporting segments and volume increases within the Business to Business Products Group.  A combination of a favorable product mix and lower cost of fuel for production helped to offset increases in freight, materials and packaging costs.”

Business Review
Net sales for the Company’s Business to Business Products Group were $19,045,000 and group income was $5,288,000 for the quarter.  Net sales and unit volume were up for bleaching clay products and agricultural chemical carriers.  Bleaching clay products were up due to the characteristics of this year’s soybean crop, which required more clay to remove impurities during oil processing.  Agricultural chemical carriers were up due to an increase in customers’ demand, which reflected a return to more historical inventory levels.  Overall freight, materials and packaging costs have increased from the prior year.

Net sales for the Company’s Retail and Wholesale Products Group were $37,240,000 and group income was $3,066,000 for the quarter.  Net sales and unit volume were up for branded scoopable litters and floor absorbents.  Improved unit sales to a major customer and reduced trade spending slightly increased the Group’s net sales in the quarter.  Freight, materials and packaging costs were up in the quarter versus one year ago.

Financial Review
Cash, cash equivalents and short-term investments at October 31, 2010, totaled $19,953,000.  Cash used in operations was $464,000 for the first quarter primarily due to increases in accounts receivable and inventories driven by net sales increases.  Cash provided by operations in the first quarter of fiscal 2010 was $7,639,000 primarily due to decreases in accounts receivable and inventories commensurate with net sales declines.

Capital expenditures for the first quarter totaled $1,638,000, which was $416,000 less than the depreciation and amortization for the quarter of $2,054,000.

On October 14, 2010, Oil-Dri’s Board of Directors declared quarterly cash dividends of $0.16 per share of outstanding Common Stock and $0.12 per share of outstanding Class B Stock.  The dividends were payable December 3, 2010 to stockholders of record at the close of business on November 19, 2010.

At the first quarter closing price of $21.99 per share and assuming cash dividends continue at the same rate, the annual yield on the Company’s Common Stock is 2.9%.  The Company has paid cash dividends continuously since 1974 and has increased dividends annually for the past seven years.

During the first quarter, the Company repurchased 24,057 shares of Common Stock at an average price of $ $21.23 per share.  The Company’s current repurchase authorization has 209,943 shares of Common Stock remaining.

On November 12, 2010, the Company sold at face value $18,500,000 of senior unsecured notes. The notes have a final maturity of ten years and bear interest at 3.96% per annum.  The proceeds of the sale may be used to fund future principal payments of the Company’s debt, acquisitions, stock repurchases, capital expenditures and for working capital purposes.

Looking Forward
Jaffee continued, “We continue to be optimistic about the fiscal year.  We are pleased with the positive start in the first quarter and are hopeful that subsequent quarters will continue the trend of improved net sales and unit volume.”

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The Company will offer a live webcast of the first quarter earnings teleconference on December 9, 2010 from 10:00 a.m. to 10:30 a.m., Chicago Time.  To listen to the call via the web, please visit www.streetevents.com or www.oildri.com.  An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri website.

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world’s largest manufacturer of cat litter.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls.  Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “believe”, “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission.  Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

OIL-DRI CORPORATION OF AMERICA

Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)

	Three Months Ended October 31,
	2010	% of Sales	2009	% of Sales
Net Sales	$56,285	100.0%	$53,404	100.0%
Cost of Sales	(43,077)	76.5%	(41,081)	76.9%
Gross Profit	13,208	23.5%	12,323	23.1%
Operating Expenses	(9,386)	16.7%	(8,971)	16.8%

Operating Income	3,822	6.8%	3,352	6.3%
Interest Expense	(411)	0.7%	(374)	0.7%
Other Income	69	0.1%	77	0.1%

Income Before Income Taxes	3,480	6.2%	3,055	5.7%
Income Taxes	(961)	1.7%	(861)	1.6%
Net Income	$2,519	4.5%	$2,194	4.1%

Net Income Per Share*:
Basic Common	$0.38		$0.33
Basic Class B Common	$0.30		$0.25
Diluted	$0.35		$0.30

Average Shares Outstanding:
Basic Common	5,086		5,193
Basic Class B Common	1,897		1,880
Diluted	7,123		7,248

OIL-DRI CORPORATION OF AMERICA

Consolidated Balance Sheets
(in thousands, except for per share amounts)
(unaudited)

		As of October 31,
		2010	2009

Current Assets
Cash and Cash Equivalents		$16,099	$16,028
Investment in Short-term Securities		3,854	8,997
Accounts Receivable, net		28,037	25,569
Inventories		17,296	16,398
Prepaid Expenses		8,761	7,304
Total Current Assets		74,047	74,296
Property, Plant and Equipment		62,091	58,995
Other Assets		15,205	15,835
Total Assets		$151,343	$149,126

Current Liabilities
Current Maturities of Notes Payable		$4,100	$4,500
Accounts Payable		6,424	4,500
Dividends Payable		1,061	996
Accrued Expenses		13,936	13,105
Total Current Liabilities		25,521	23,101
Long-Term Liabilities
Notes Payable		12,700	16,800
Other Noncurrent Liabilities		20,971	18,261
Total Long-Term Liabilities		33,671	35,061
Stockholders' Equity		92,151	90,964
Total Liabilities and Stockholders' Equity		$151,343	$149,126

Book Value Per Share Outstanding		$13.20	$12.86

Acquisitions of
Property, Plant and Equipment	First Quarter	$1,638	$1,327
Depreciation and Amortization Charges	First Quarter	$2,054	$1,889

OIL-DRI CORPORATION OF AMERICA

Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Twelve Months Ended
	October 31,
CASH FLOWS FROM OPERATING ACTIVITIES	2010	2009

Net Income	$2,519	$2,194

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	2,054	1,889
(Increase) Decrease in Accounts Receivable	(897)	3,486
(Increase) Decrease in Inventories	(1,273)	1,397
Increase (Decrease) in Accounts Payable	55	(829)
(Decrease) in Accrued Expenses	(2,830)	(1,165)
Other	(92)	667
Total Adjustments	(2,983)	5,445
Net Cash (Used in) Provided by Operating Activities	(464)	7,639

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(1,638)	(1,327)
Net Dispositions (Purchases) of Investment Securities	2,001	(996)
Other	110	-
Net Cash Provided by (Used in) Investing Activities	473	(2,323)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Long-Term Debt	(1,500)	(200)
Dividends Paid	(1,043)	(995)
Purchase of Treasury Stock	(511)	-
Other	420	55
Net Cash Used in Financing Activities	(2,634)	(1,140)

Effect of exchange rate changes on cash and cash equivalents	(38)	13

Net (Decrease) Increase in Cash and Cash Equivalents	(2,663)	4,189
Cash and Cash Equivalents, Beginning of Year	18,762	11,839
Cash and Cash Equivalents, October 31	$16,099	$16,028